Exhibit (a)(iii)

COHEN & STEERS GLOBAL INFRASTRUCTURE FUND, INC.

ARTICLES SUPPLEMENTARY

Cohen & Steers Global Infrastructure Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The fifty million (50,000,000) shares of common stock, par value one-tenth of one cent ($.001) per share (the “Common Stock”), classified as Class T Common Stock, that the Corporation has authority to issue are hereby reclassified as additional shares of Class I Common Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such class of Common Stock as set forth in the charter of the Corporation.

SECOND: Immediately before the reclassification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue four hundred million (400,000,000) shares of stock, all of which were shares of Common Stock, having an aggregate par value of four hundred thousand dollars ($400,000), classified in seven classes as follows.

CLASS	SHARES
Class A Common Stock	50,000,000
Class C Common Stock	50,000,000
Class F Common Stock	50,000,000
Class I Common Stock	100,000,000
Class R Common Stock	50,000,000
Class T Common Stock	50,000,000
Class Z Common Stock	50,000,000

THIRD: As hereby reclassified, the total number of shares of stock which the Corporation has authority to issue is four hundred million (400,000,000) shares of stock, all of which are shares of Common Stock, having an aggregate par value of four hundred thousand dollars ($400,000), classified in six classes as follows:

CLASS	SHARES
Class A Common Stock	50,000,000
Class C Common Stock	50,000,000
Class F Common Stock	50,000,000
Class I Common Stock	150,000,000
Class R Common Stock	50,000,000
Class Z Common Stock	50,000,000

FOURTH: The Board of Directors of the Corporation reclassified the shares of Class T Common Stock under the authority contained in the charter of the Corporation.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cohen & Steers Global Infrastructure Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary as of April 26, 2019.

WITNESS:		COHEN & STEERS GLOBAL INFRASTRUCTURE FUND, INC.

By:	/s/ Dana A. DeVivo	By:	/s/ Adam M. Derechin
Dana A. DeVivo			Adam M. Derechin
Secretary and Chief Legal Officer			President and Chief Executive Officer